UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 4, 2010
Date of Report (Date of earliest event reported)
TYLER TECHNOLOGIES, INC.
(Exact names of registrant as specified in its charter)

Delaware	1-10485	75-2303920

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
(Address of principal executive offices)
(972) 713-3700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On or about March 26, 2010, Tyler Technologies, Inc. (the “Company”) furnished or otherwise made available to stockholders its Proxy Statement describing the matters to be voted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, on Thursday, May 13, 2010 at 9:30 a.m., local time.
     At the Annual Meeting, stockholders are being asked, among other things, to vote on a proposal to adopt the Tyler Technologies, Inc. 2010 Stock Option Plan (the “2010 Stock Option Plan”) (identified as Proposal Two in the Proxy Statement).
     Following the Company’s review of the recently published analysis of this proposal by a leading proxy advisory firm and in order to facilitate stockholder approval of the 2010 Stock Option Plan, the Company’s Board of Directors has agreed, in consultation with the proxy advisory firm, that, if the 2010 Stock Option Plan is approved by stockholders at the Annual Meeting, the Board will approve, immediately following the Annual Meeting, an amendment to the 2010 Stock Option Plan that will provide for certain prohibitions on repricings of options issued under the 2010 Stock Option Plan. Specifically, the amendment would amend Section 9(f) of the 2010 Stock Option Plan by deleting Section 9(f) in its entirety and replacing in lieu thereof the following:
     “(f) Modification, Extension And Renewal of Options . The Committee shall have the power to modify, cancel, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor; provided, however, that (except as permitted by Section 10 of this Plan) any such action may not reprice any outstanding Option, directly or indirectly, without the approval of the stockholders of the Company or, without the written consent of any affected Optionee, (i) impair any rights under any Option previously granted to such Optionee or (ii) cause the Option or the Plan to become subject to Section 409A of the Code and, provided further, that without the approval of the stockholders of the Company outstanding Options may not be cancelled in exchange for cash, Options or other stock awards with an exercise price that is less than the exercise price of the original Options. Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.
Date: May 4, 2010	By:	/s/ Brian K. Miller
Brian K. Miller
Executive Vice President and Chief Financial Officer (principal financial officer)

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